Exhibit 10.35

LEASE

relating to Second Floor Melbury House 49-57 Wimbledon

Hill Road London SW19

(1)	Scottish & Newcastle (UK) Limited

(2)	Streetcar Limited

Dated 22 October 2008

Osborne Clarke

2 Temple Back East

Temple Quay

Bristol

BSI 6EG

Telephone +44 (0) 117 917 3000

Fax            +44 (0) 117 917 3005

MOH/0934759/O5426336/PAH

This Lease is made on 22 October 2008

Between:

(1)	Scottish & Newcastle (UK) Limited (registered number SC065527) having its registered office at 2-4 Broadway Park South Gyle Broadway Edinburgh EH12 9JZ (the “Landlord”); and

(2)	Streetcar Limited (registered number 04525217) having its registered office at Park House 8 Lombard Road London SW19 3TZ (the “Tenant”).

It is agreed as follows:

1.	Definitions and interpretations

1.1	For all purposes of this Lease the terms defined in this clause have the meanings specified:

“Accountant” means a qualified accountant or firm of accountants appointed by the Superior Landlord from time to time. The Accountant may be an employee of the Superior Landlord or a Group company.

“Adjoining Conduits” means all the pipes, sewers, drains, mains, ducts, conduits, gutters, watercourses, wires, cables, laser optical fibres, data or impulse transmission, communication reception systems, channels, flues and all other conducting media and includes any fixings, louvers, cowls, covers and other ancillary apparatus that are in, on, over or under the Building and serve the Premises.

“Basement Car Park” means the car park in the basement of the Building shown for the purpose of identification only edged brown on Plan 1 and the ramp leading therefrom to Alwyne Road.

“Building” means all that land and the building situate at 49 to 57 Wimbledon Hill Road Wimbledon London SW19 and known as Melbury House shown for the purpose of identification only edged blue on Plan 2.

“Common Parts” means the areas in the Building made available from time to time by the Superior Landlord for use in common by the tenants and occupiers of the first, second and third floors of the Building and all persons expressly or by implication authorised by them including the entrance halls, landings, lift, staircases and passages but not limited to them.

“ Conduits” means the pipes, sewers, drains, mains, ducts, conduits, gutters, watercourses, wires, cables, laser optical fibres, data or impulse transmission, communication reception systems, channels, flues and all other conducting media including ay fixings, louvers, cowls, covers and any other ancillary apparatus that are in on over or under the Premises.

“Development” means references to development as defined by the Town and Country Planning Act 1990 Section 55.

“Group Company” means a company that is a member of the same group as the Landlord or the Tenant within the meaning of the 1954 Act Section 42.

“Inherent Defects” means any defect in the construction of the Building which is accepted as an Inherent Defect by the Superior Landlord under the terms of the Superior Lease.

“Insurance Rent” means 59% (fifty nine percent) of the amount payable by the Landlord to the Superior Landlord as Insurance Rent under the Superior Lease.

“Insured Risks” means the risks of loss or damage by fire, storm, tempest, earthquake, lightning, explosion, riot, civil commotion, malicious damage, malicious persons, subsidence, landslip and heave, impact by vehicles and by aircraft and articles dropped from aircraft (other than war risks) flood damage and bursting and overflowing of water pipes and talks and any other apparatus and terrorism provided that the premium for insuring against terrorism is not excessive and such other risks, whether or not in the nature of the foregoing as the Superior Landlord from time to time (acting reasonably) decides to insure against.

“Interest” unless the context requires otherwise, references to “Interest” are references to interest during the period from the date on which the payment is due to the date of payment, both before and after any judgement, at the Interest Rate then prevailing or, should the specified base rate cease to exist, at another rate of interest closely comparable with the Interest Rate to be determined upon by the Landlord acting reasonably.

“Interest Rate” means the rate of 4% per year above the base lending rate of National Westminster Bank plc or such other bank being a member of the Committee of London and Scottish Bankers as the Landlord from time to time nominates in writing.

“Lease Rents” means the Rent the Insurance Rent and the Service Charge.

“Liability Period” means:

(a)	in the case of any guarantor required pursuant to subclause 3.9(e)(i) the period during which the relevant assignee is bound by the tenant covenants of this Lease together with any additional period during which that assignee is liable under an authorised guarantee agreement; and

(b)	in the case of any guarantor under an authorised guarantee agreement, the period during which the relevant assignee is bound by the tenant covenants of this Lease.

“Losses” references to “losses” are references to liabilities, damages or losses awards, of damages or compensation, penalties, costs, disbursements or expenses arising from any claim, demand, action or proceedings.

“1954 Act” means the Landlord and Tenant Act 1954 and all statutes regulations and orders included by virtue of clause 1.14.

“1995 Act” means the Landlord and Tenant (Covenants) Act 1995 and all statutes, regulations and orders included by virtue of clause 1.14.

“Office Covenants” means the covenants set out in Schedule 4.

“Parking Bays” means the five parking bays in the Basement Car Park shown edged red on Plan 1 or such other parking bays in the Basement Car Park shown on Plan 1 or as shall be created in the Basement Car Park as shall be allocated to the Tenant in place of one or more of the three parking bays.

“ Plan 1” means the plan annexed to this Lease marked “Plan”.

“Plan 2” means the plan annexed to this Lease marked “Plan 2”.

“Plan 3” means the plan annexed to this Lease marked “Plan 3”.

“Planning Acts” means the Town and Country Planning Act 1990 and all statutes, regulations and orders included by virtue of clause 1.14.

“Premises” means the part of the second floor of the Building shown edged red on Plan 3 and as more particularly defined in schedule 1. In the absence of any provision to the contrary, references to “Premises” include any part of the Premises.

“Rent” means £200,247 (two hundred thousand two hundred and forty seven pounds) per year.

“Rent Commencement Date” means 22 August 2009.

“Retained Parts” means the parts of the Building that are not let or constructed or adapted for letting, including, without prejudice to the generality of the foregoing, the Common Parts and such parts of the main structure, walls, foundations and roofs of the Building as are not included in the Premises and would not be included in premises demised by leases of other units in the Building if let on the same terms as this Lease, and also including office accommodation (if any) for the Building manager and ancillary staff.

“Service Charge” means 59% (fifty nine percent) of the amount payable by the Landlord to the Superior Landlord as Service Charge under the Superior Lease.

“Superior Landlord” means the immediate reversioner from time to time on the determination of the Superior Lease.

“Superior Lease” means the lease dated 14 October 2002 made between Woodcock Brothers (Wimbledon) Limited (1) Heineken (UK) Limited (2) and Heineken Brouwerijen BV (3) in respect of the second and third floors of the Building.

“Surveyor” means any person or firm appointed by the Superior Landlord from time to time. The Surveyor may be an employee of the Landlord or a Group Company but shall at all times be a member or fellow of the Royal Institution of Chartered Surveyor. The expression “the Surveyor” includes the person or firm appointed by the Superior Landlord to collect the Lease Rents under the Superior Lease.

“Term” means a term commencing on the date of this Lease and expiring on 1 September 2012.

“VAT” means value added tax or any other tax of a similar nature and, unless otherwise expressly stated, all reference to rents or other sums payable by the Tenant are exclusive of VAT.

Interpretation

1.2	Gender and number

Words importing one gender include all other genders; words importing the singular include the plural and vice versa.

1.3	Headings

The clause, paragraph and schedule headings and the table of contents do not form part of this document and are not to be taken into account in its construction or interpretation.

1.4	Consent and approved

(a)	Prior written consent or approval

References to “consent of the Landlord” or words to similar effect are references to a prior written consent signed by or on behalf of the Landlord and references to the need for anything to be “approved by the Landlord” or words to similar effect are references to the need for a prior written approval by or on behalf of the Landlord.

(b)	Consent or approval of mortgagee

Any provisions in this Lease referring to the consent or approval of the Landlord are to be construed as also requiring the consent or approval of the Superior Landlord and of any mortgagee of the Premises, where that consent is required, but on the same terms and subject to the same qualifications as apply to the Landlord under this Lease.

1.5	The Guarantor

The expression “the Guarantor” includes any person who enters into covenants with the Landlord pursuant to subclause 3.9(e)(i)

1.6	The Landlord

The expression “the Landlord” includes the person or persons from time to time entitled to possession of the Premises when this Lease comes to an end.

1.7	“The last year of the Term” and “the end of the Term”

References to “the last year of the Term” are references to the actual last year of the Term howsoever it determines, and references to “the end of the Term” are reference to the end of the Term whensoever and howsoever it determines.

1.8	The Tenant

“The Tenant” includes any person who is for the time being bound by the tenant covenants of this Lease.

1.9	This Lease

Unless expressly stated to the contrary, the expression “this Lease” includes any document supplemental to or collateral with this document or entered into in accordance with this document.

1.10	Joint and several liability

Where any party to this Lease for the time being comprises two or more persons, obligations expressed or implied to be made by or with that party are deemed to be made by or with the persons comprising the party jointly or severally.

1.11	Obligation not to permit or suffer

Any covenant by the Tenant not to do anything includes an obligation not to permit or knowingly suffer that thing to be done by another person.

1.12	References to clauses and schedules

Any reference in this document to a clause, subclause or schedule without further designation is to be construed as a reference to the clause, subclause or schedule to this document so numbered.

1.13	References to rights of access

References to any right of the Landlord to have access to the Premises are to be construed as extending to the Superior Landlord and to any mortgagee of the Premises and to all persons authorised in writing by the Landlord and the Superior Landlord – including agents, professional advisers, contractors, workmen and others.

1.14	References to statutes

Unless expressly stated to the contrary any references to a specific statute include any statutory extension or modification, amendment or re-enactment of that statute and any regulations or order made under that statute, and any general reference to a statute includes any regulations or orders made under that statute.

1.15	Terms from the 1995 Act

Where the expressions “landlord covenants” “tenant covenants” or “Authorised Guarantee Agreement” are used in this Lease they are to have the meaning given by Section 28(1) of the 1995 Act.

2.	Demise

The Landlord demises the Premises to the Tenant with full title guarantee together with the rights specified in schedule 2 but excepting and reserving to the Landlord the Superior Landlord and all others so entitled the rights specified in schedule 3 to hold to the Tenant for the Term subject to any matters contained or referred to in schedule 5 yielding and paying to the Landlord:

(a)	the Rent, without any deduction set off or counterclaim by equal quarterly payments in advance on the usual quarter days in every year and proportionately for any period of less than a year, the first such payment, for the period from and including the Rent Commencement Date to the next following quarter day to be paid on the Rent Commencement Date;

(b)	by way of further rent without any deduction or set off or counterclaim within 14 days of written demand with effect from the Term commencement date the Service Charge and Insurance Rent.

3.	The Tenant’s Covenants

The Tenant covenants with the Landlord to observe and perform the requirements of this clause 3.

3.1	Rent

(a)	Payment of the Lease Rents

The Tenant must pay the Lease Rents on the days and in the manner set out in this Lease, and must not exercise or seek to exercise any right or claim to withhold rent, or any right or claim to legal or equitable set off.

(b)	Payment by banker’s order

If so required in writing by the Landlord, the Tenant must pay the Lease Rents by banker’s order or credit transfer to any bank and account in the United Kingdom that the Landlord nominates from time to time.

3.2	Outgoings and VAT

(a)	Outgoings exclusive to the Premises

The Tenant must pay, and must indemnify the Landlord against:

(i)	all reasonable and proper rates, taxes, assessments, duties, charges, impositions and outgoings that are now or may at any time during the Term to be charged, assessed or imposed on the Premises or on the owner or occupier of them, excluding any payable by the Landlord occasioned by receipt of the Lease Rents or by the ownership of or any disposition of or dealing with any interest reversionary to the interest created by this Lease;

(ii)	all VAT from time to time charged on the Lease Rents or other sums payable by the Tenant under this Lease; and

(iii)	all VAT incurred in relation to any costs that the Tenant is obliged to pay or in respect of which he is required to indemnify the Landlord under the terms of this Lease, save where such VAT is recoverable or available for set-off by the Landlord as input tax.

(b)	Outgoings assessed on the Premises and other property

The Tenant must pay, and must indemnify the Landlord against, the proportion reasonably attributable to the Premises (to be determined from time to time by the Surveyor, acting as an expert and not as an arbitrator and/or (in the case of an apportionment between the second and third floors of the Building) the Landlord) of all rates, taxes, assessments, duties, charges, impositions and outgoings that are now or at any time during the Term may be charged, assessed or imposed on the Premises and any other property, including the rest of the Building any adjoining property of the Superior Landlord or the Landlord or on the owner or occupier of them and it.

3.3	Cost of services consumed

The Tenant must pay to the suppliers, and indemnify the Landlord against, all charges for electricity, water, gas, telecommunications and other services consumed or used at or in relation to the Premises, including meter rents and standing charges, and must comply with the lawful requirements and regulations of the respective suppliers.

3.4	Repair, cleaning and decoration

(a)	Repair of the premises

The Tenant must repair the Premises and keep them in good repair, except for damage caused by one or more of the Insured Risks or structural or Inherent Defects save to the extent that the insurance money is irrecoverable due to any act or default of the Tenant or anyone at the Premises expressly or by implication with its authority provided that where the insurance money is not wholly irrecoverable such sums as are recovered and are properly payable to the Tenant shall be made available to the Tenant as soon as possible to apply to the repairs of the Premises:

(b)	Replacement of landlord’s fixtures

The Tenant must replace any landlord’s fixtures and fitting in the Premises that are beyond repair at any time during or at the end of the Term which shall include (without limitation) if so required by the Superior Landlord the replacement of the carpets at the end of the Term with new carpets of equivalent quality to the existing carpets.

(c)	Cleaning and tidying

The Tenant must keep the Premises clean and tidy and clear of all rubbish and for the avoidance of doubt the Tenant shall be responsible for cleaning the Premises including the plant windows and the toilets and providing appropriate toilet supplies.

(d)	The Parking Bays and Service Area

(i)	Care of the Parking Bays

The Tenant must use the Parking Bays for car parking only and shall not run the engine of such cars in the Basement Car Park except for the purpose of entering and leaving the Parking Bays and shall not carry out any maintenance or repairs to such cars whilst parked in the Parking Bays.

(ii)	Storage on the Parking Bays

The Tenant must not store anything on the Parking Bays and Service Area or bring anything on to them that is or might become untidy, unclean, unsightly or in any way detrimental to the Building or the area generally.

(iii)	Rubbish on the Parking Bays and Service Area

The Tenant must not deposit any waste, rubbish or refuse on the Parking Bays or place any receptacle, waste, rubbish or refuse on them except in such receptacles and in such parts thereof as shall have been provided or allocated for such use.

(iv)	Caravans on the Parking Bays

The Tenant must not keep or store any caravan or movable dwelling on the Parking Bays.

(e)	Decoration

The Tenant must redecorate the Premises in a good and workmanlike manner, with appropriate materials of good quality, and to the reasonable satisfaction of the Landlord, in the last year of the Term, and any change in the tints, colours and patterns of the decoration of the exterior of the Premises throughout the Term is to be approved by the Landlord, and the tints colours and patterns of the decoration of the interior of the Premises in the last year of the Term is to be approved by the Landlord and such approvals shall not be unreasonably withheld or delayed and to be given without cost to the Tenant.

3.5	Waste and alterations

(a)	Waste, additions and alterations

The Tenant must not commit any waste, make any addition to the Premises, unite the Premises with any adjoining premises, or make any alteration to the Premises except as permitted by the provisions of this clause 3.5 provided that the Tenant shall be entitled to install, remove and alter internal demountable partitions at the Premises without the need to obtain Landlord’s previous consent in writing provided further that the Tenant within 14 days of completion of such installation, removal or alteration of internal demountable partitions provides to the Landlord as built drawings of the same.

(b)	Pre-conditions for alterations

The Tenant must not make any internal non-structural alterations to the premises unless it first:

(i)	obtains and complies with the necessary consents of the competent authorities and pays their charges for them;

(ii)	makes an application to the Landlord for consent, supported by drawings and where appropriate a specification in duplicate;

(iii)	pays the properly incurred reasonable fees of the Landlord, any head landlord, and mortgagee and their respective professional advisers;

(iv)	enters into any reasonable covenants the Landlord requires as to the execution and reinstatement of the alterations; and

(v)	obtains the consent of the Landlord, whose consent may not be unreasonably withheld or delayed.

(c)	Removals of alterations

At the end of the Term, if so requested by the Landlord, the Tenant must remove any additions, alterations or improvements made to the Premises, together with the partitions currently installed in the Premises and must make good any part of the Premises damaged by their removal and leave the Premises in the state of an open plan office.

(d)	Connection to the Conduits

The Tenant must not make any connection with the Conduits that serve the Premises without the prior written consent of the Landlord such consent not to be unreasonably withheld or delayed.

3.6	Aerials signs and advertisements

(a)	Masts and wires

The Tenant must not erect any pole or mast or without the prior written consent of the Landlord which shall not be unreasonably withheld or delayed install any cable or wire on the Premises, whether in connection with the telecommunications or otherwise.

(b)	Advertisements

The Tenant must not fix to or exhibit on the outside of the Premises, or fix to or exhibit through any window of the Premises, or display anywhere on the Premises any placard, sign, notice, fascia, board or advertisement, except, with the consent of the Landlord such consent not to be unreasonably withheld or delayed.

3.7	Statutory obligation

(a)	General provision

The Tenant must comply in all respects with the requirements of any statutes applicable to the Premises or the business for the time being carried on there and any other obligations so applicable imposed by law or by any byelaws.

(b)	Particular obligations

(i)	Works required by statute, department or authority

Without prejudice to the generality of clause 3.7 (a), the Tenant must execute all works and provide and maintain all arrangements on or in respect of the Premises or the use to which the Premises are being put that are required in order to comply with the requirements of any statute already or in the future to be passed, or the requirement of any government department, local authority or other public or competent authority or court of competent jurisdiction, regardless of whether such requirements are imposed on the owner, the occupier, or any other person.

(ii)	Acts causing losses

Without prejudice to the generality of clause 3.7 (a), the Tenant must not do in or near the Premises anything by reason of which the Landlord may incur any Losses under any statute.

(iii)	Construction (Design and Management) Regulations

Without prejudice to the generality of clause 3.7 (a), the Tenant must comply with the provisions of the Construction (Design and Management) Regulations 2007 (“CDM Regulations”), be the only client as defined in the provisions of the CDM Regulations, fulfil in relation to all and any works all the obligations of the client as set out in or reasonably to be inferred from the CDM Regulations, and make a declaration to that effect to the Health and Safety Executive in accordance with the Approved Code of Practice published from time to time by the Health and Safety Executive in relation to the CDM Regulations.

(iv)	Delivery of health and safety files

At the end of the Term, the Tenant must forthwith deliver to the Landlord any and all health and safety files relating to the premises in accordance with the CDM Regulations.

3.8	Entry to inspect and notice to repair

(a)	Entry and notice

The Tenant must permit the Landlord on reasonable notice during normal business hours except in emergency (when no notice is required):

(i)	to enter the Premises to ascertain whether or not the covenants and conditions of this Lease have been observed and performed;

(ii)	to view the state of repair and condition of the Premises, (but not to open up floors and other parts of the Premises); and

(iii)	to give to the Tenant, or notwithstanding clause 8.5 (b) leave on the Premises, a notice (“a notice to repair”) specifying the works required to remedy any breach of the Tenant’s obligations in this Lease.

The aforementioned rights of entry shall only be exercised subject to the following conditions:

(A)	entry on to the Premises is the only reasonably practicable way in which the works which the Landlord wishes to carry out can be executed:

(B)	entry shall only be effected on such part of the Premises as is reasonably necessary;

(C)	the person exercising the right shall cause as little damage inconvenience annoyance and disturbance to the Premises and the Tenant underlessees and all other authorised occupiers and its or their respective business or trade as reasonably possible;

(D)	the Landlord shall make good to the reasonable satisfaction of the Tenant any damage to the premises caused by such entry.

(b)	Works to be carried out

The Tenant must commence to carry out the work specified in a notice to repair and complete such works as soon as practical.

(c)	Landlord’s power in default

If within two (2) months of the service of a notice to repair the Tenant has not started to execute the work referred to in that notice or is not proceeding diligently with it, or if the Tenant fails to finish the work within three (3)

months, the Tenant must permit the Landlord to enter the Premises to execute the outstanding work, and must, within twenty one (21) days of a written demand, pay to the Landlord the reasonable and proper cost of so doing and all reasonable and proper expenses incurred by the Landlord, including legal costs and surveyor’s fees.

3.9	Alienation

(a)	Alienation prohibited

The Tenant must not hold the Premises on trust for another. The Tenant must not part with possession of the Premises or any part of them or permit another to occupy them or any part of them except pursuant to a transaction permitted by and effected in accordance with the provisions of this Lease.

(b)	Assignment, subletting and charging of part

The Tenant must not assign sublet or charge part only of the Premises.

(c)	Assignment of the whole

Subject to clause 3.9(d) and 3.9(e), the Tenant must not assign the whole of the Premises without the consent of the Landlord, whose consent may not be unreasonably withheld or delayed.

(d)	Circumstances

If any of the following circumstances (which are specified for the purposes of the Landlord and Tenant Act 1927 section 19(1A)) applied at the date when application for consent to assign is made to the Landlord, or after that date but before the Landlord’s consent is given, the Landlord may withhold his consent. The circumstances are:

(i)	that Lease Rents due from the Tenant under this Lease remains unpaid;

(ii)	that in the Landlord’s reasonable opinion taking into account any guarantor or other security offered the assignee is not a person who is likely to be able to comply with the tenant covenants of this Lease and to continue to be able to comply with them following the assignment;

(iii)

that without prejudice to subclause 3.9(d)(ii), in the case of an assignment to a Group Company in the Landlord’s reasonable opinion the assignee is a person who is, or may become, less likely to be able to comply with the tenant covenants of this Lease than the Tenant requesting consent to assign! which likelihood is adjudged by reference in particular to the financial strength of that Tenant aggregated with that of any guarantor of the obligations of that Tenant and the value of any other security for the performance of the tenant covenants of this Lease when assessed at the date of grant or (where that Tenant is not the original Tenant) the date of the assignment of this Lease to that Tenant; or

(iv)	that the assignee or any guarantor for the assignee, other than any guarantor under an authorised guarantee agreement, is a corporation registered (or otherwise resident) outside the United Kingdom.

(e)	Conditions

The Landlord may if it is reasonable so to do impose any or all of the following conditions (which are specified for the purposes of the Landlord and Tenant Act 1927 section 19(lA)) on giving any consent for an assignment by the Tenant, and any such consent is to be treated as being subject to each of the following:

(i)	a condition that if reasonably so required by the Landlord on or before any assignment, the Tenant requesting consent to assign, together with any former tenant who by virtue of the 1995 Act section 11 was not released on an earlier assignment of this Lease, must enter into an authorised guarantee agreement in favour of the Landlord in the terms set out in schedule 6;

(ii)	a condition that if reasonably so required by the Landlord on an assignment to a limited company, the assignee must ensure that a guarantor or up to two guarantors reasonably acceptable to the Landlord, enter into direct covenants with the Landlord in the form of the guarantor’s covenants contained in clause 6 with “the Assignee” substituted for “the Tenant”.

(f)	Charging of the whole

The Tenant must not charge the whole of the Premises without the consent of the Landlord, whose consent may not be unreasonably withheld or delayed.

(g)	Subletting

The Tenant shall not sublet the whole of the Premises.

(h)	Registration of permitted dealings

Within twenty eight (28) days of any assignment, charge, or any transmission or other devolution relating to the Premises, the Tenant must produce a certified copy of any relevant document for registration with the Landlord’s solicitor, and must pay the Landlord’s solicitors’ reasonable charges for registration of at least £25 plus VAT thereon.

(i)	Sharing with a Group Company

Notwithstanding clause 3.9(a) the Tenant may share the occupation of the whole or any part of the Premises with a Group Company, for so long as both companies remain members of that group and otherwise than in a manner that transfers or creates a legal estate and provided that the Tenant notifies the Landlord in advance of such sharing and within 14 days of such sharing coming to an end.

3.10	Nuisance and residential restrictions

(a)	Nuisance

The Tenant must not do anything on the Premises or allow anything to remain on them that may be or become or cause an actionable nuisance, disturbance, injury or damage to the Landlord or his tenants or the owners or occupiers of adjacent or neighbouring premises.

(b)	Auctions, trades and immoral purposes

The Tenant must not use the Premises for a sale by auction or for any dangerous, noxious, noisy or offensive trade, business, manufacture or occupation, or any illegal or immoral act or purpose.

(c)	Residential use, sleeping and animals

The Tenant must not use the Premises as sleeping accommodation or for residential purposes, or keep any animal on them.

3.11	Costs of applications, notices and recovery arrears

The Tenant must pay to the Landlord on an indemnity basis all reasonable and proper costs, fees, charges, disbursements and expenses (including without prejudice to the generality of the above those payable to counsel, solicitors, surveyors and bailiffs) reasonably and properly incurred by the Landlord in relation to or incidental to:

(a)	every application made by the Tenant for a consent or licence required by the provisions of this Lease, whether it is granted, refused or offered subject to any qualification or condition, or the application is withdrawn;

(b)	preparation and service of a notice under the Law of Property Act 1925 section 146 or 147 of the Act, even if forfeiture is avoided otherwise than by relief granted by the court;

(c)	the recovery or attempted recovery of arrears of rent or other sums due under this Lease; and

(d)	service of a schedule of dilapidations during or after the end of the Term but no more than three (3) months after the end of the said term.

3.12	Planning and development

(a)	Compliance with the Planning Acts

The Tenant must observe and comply with the provisions and requirements of the Planning Acts affecting the Premises and their use, and must indemnify the Landlord, and keep him indemnified, both during and following the end of the Term, against all losses in respect of any contravention of those Acts.

(b)	Consent for applications

The Tenant must not make any application for planning permission without the consent of the landlord, whose consent may not be unreasonably withheld or delayed in any case where application for and implementation of the planning permission will not create or give rise to any tax liability for the Landlord or where the Tenant indemnifies the Landlord against such liability.

(c)	Permissions and notices

The Tenant must obtain any planning permissions and serve any notices that may be required to carry out any development on or at the Premises.

(d)	Charges and levies

Subject only to any statutory direction to the contrary, the Tenant must pay and satisfy any charge or levy that may subsequently be imposed under the Planning Acts in respect of carrying out or maintaining any development on or at the Premises.

3.13	Plans, documents and information

Evidence of compliance with this Lease

If so required, the Tenant must produce to the Landlord or the Surveyor any plans, documents and other evidence the Landlord reasonably requires to reasonably satisfy himself that the provisions of this Lease have been complied with.

3.14	Indemnities

The Tenant must keep the Landlord fully indemnified against all Losses arising directly out of any act, omission or negligence of the Tenant, or any persons at the Premises expressly or impliedly with its authority or any breach or non-observance by the Tenant of the covenants, conditions or other provisions of this Lease or any of the matters to which this demise is subject.

3.15	Reletting boards and viewing

The Tenant must permit the Landlord to enter the Premises on reasonable notice during normal business hours during the last six months of the Term during the times as specified above and to fix and retain anywhere on the Premises a board advertising them for reletting which locations shall be agreed between the parties. While any such board is on the Premises the Tenant must permit viewing of them at reasonable times of the day.

3.16	Obstruction and encroachment

(a)	Obstruction of windows

The Tenant must not stop up, darken or obstruct any window or light belonging to the Premises.

(b)	Encroachments

The Tenant must take all reasonable steps to prevent the construction of any new window, light, opening, doorway, path, passage, pipe or the making if any encroachment or the acquisition of any easement in relation to the Premises and must notify the Landlord immediately if any such thing is constructed, encroachment is made or easement acquired, or if any attempt is made to encroach or acquire an easement. At the request and cost of the Tenant the Tenant must adopt such means as are reasonably required to prevent the making of any encroachment or the acquisition of any easement.

3.17	Yielding up and indemnity

(a)	Yielding up

At the end of the Term the Tenant must yield up the Premises with vacant possession, decorated and repaired in accordance with and in the condition required by the provisions of this Lease, give up all keys of the Premises to the Landlord, remove tenant’s fixtures and fittings and all partitioning in the Premises (whether existing at the date of this Lease or otherwise) so that it is left as an open plan office and remove all signs erected by the Tenant or any of its predecessors in title in, on or near the Premises, as soon as reasonably practicable making good any damage caused by their removal and without prejudice to the terms of clause 8.3 remove all of the Tenant’s property within the Premises.

(b)	Indemnity

Without prejudice to any of the other rights and remedies of the Landlord under this Lease if for any reason the Tenant fails to vacate the Premises at the end of the Term and as a result the exercise by the Landlord of its break option under the Superior Lease is prejudiced the Tenant shall indemnify the Landlord against liability incurred by the Landlord.

3.18	Interest on arrears

The Tenant must pay interest on any of the Lease Rents or other sums due under this Lease that are not paid within fourteen days of the due date whether formally demanded or not, the interest to be recoverable as rent. Nothing in this clause is to entitle the Tenant to withhold or delay any payment of the Lease Rents or any other sum due under this Lease or affect the rights of the Landlord in relation to any nonpayment.

3.19	Statutory notices

The Tenant must give the Landlord full particulars of any notice, direction, order or proposal relating to the Premises made, given or issued to the Tenant by any government department or local, public, regulatory or other authority or court within seven days of receipt, and if so requested by the Landlord must produce a certified copy of it to the Landlord. The Tenant must without delay take all necessary steps to comply with the notice, direction or order. At the request of the Landlord and at the cost of the Landlord, the Tenant must make or join with the Landlord in making any objection or representation the Landlord (acting reasonably) deems expedient against or in respect of a notice, direction, order or proposal.

3.20	Keyholders

The Tenant must ensure that at all times the Landlord has written notice of the name, home address and home telephone number of at least two keyholders of the Premises.

3.21	Viewing on sale of reversion

The Tenant must, on reasonable notice, at any reasonable time during the Term, permit prospective purchasers of the Landlord’s reversion or any other interest superior to the Term, or agents instructed in connection with the sale of the reversion or such an interest, to view the premises without interruption provided they have the prior written authority of the Landlord or his agents.

3.22	Defective premises

The Tenant must give notice to the Landlord of any defect in the Premises that might give rise to an obligation on the Landlord to do or refrain from doing anything in order to comply with the provisions of this Lease or the duty of care imposed on the Landlord, whether pursuant to the Defective Premises Act 1972 or otherwise, and must at all times display and maintain any notices the Landlord from time to time reasonably requires it to display at the Premises in connection with such Act.

3.23	Replacement guarantor

(a)	Guarantor replacement events

In this clause 3.23 references to a “guarantor replacement event” are references, in the case of an individual, to death, bankruptcy, having a receiving order made against him or having a receiver appointed under the Mental Health Act 1983, and, in the case of a company, to passing a resolution to wind up, entering into liquidation or having a receiver appointed.

(b)	Action on occurrence of a guarantor replacement event

Where during the relevant Liability Period a guarantor replacement event occurs to the guarantor or any person who has entered into an authorised guarantee agreement, the Tenant must give notice of the event to the Landlord within twenty eight (28) days of his becoming aware of it. If so required by the landlord, the Tenant must within two (2) months obtain some other person reasonably acceptable to the Landlord to execute a guarantee in the form of the Guarantor’s covenants in clause 6 or the authorised guarantee agreement in schedule 6, as the case may be, for the residue of the relevant Liability Period.

3.24	Exercise of the Landlord’s rights

The Tenant must permit the Landlord to exercise any of the rights granted to it by virtue of the provisions of this Lease at all times during the Term without interruption or interference.

3.25	The Office Covenants

The Tenant must observe and perform the Office Covenants.

4.	The Landlord’s Covenants

The Landlord covenants with the Tenant to observe and perform the requirements of this clause 4.

4.1	Quiet enjoyment

The Landlord covenants with the Tenant to permit the Tenant peaceably and quietly to hold and enjoy the Premises without any interruption or disturbance from or by the Landlord or any person claiming under or in trust for him.

4.2	Superior Lease obligations

(a)	To pay without delay the Rent, Insurance Rent and Service Charge reserved by the Superior Lease.

(b)	At the reasonable request and cost of the Tenant and subject to the Tenant providing adequate security for such cost to use all reasonable endeavours to enforce the landlord’s covenants contained in the Superior Lease.

(c)	To use all reasonable endeavours at the request and cost of the Tenant to obtain the consent of any Superior Landlord required under the Superior Lease when:

(i)	the Tenant has applied for consent under this Lease;

(ii)	the Landlord gives that consent or could not lawfully refuse it; and

(iii)	consent is required under the terms of the Superior Lease.

(d)	To comply with the obligations on the part of the tenant contained in the Superior Lease in so far as they may affect the Premises and save in so far as they are the responsibility of the Tenant under this Lease.

5.	Insurance

5.1	Suspension of the Rent

If and whenever the Building or any part of it is damaged or destroyed by one or more of the Insured Risk (except one against which insurance may not ordinarily be arranged for properties such as the Building unless the Landlord has in fact insured against that risk) so that the Premises are unfit for occupation or use or inaccessible and payment of the insurance money is not wholly or partly refused because of any act or default of the Tenant or anyone at the Building expressly or by implication with its authority then the provisions of clause 5.2 are to have effect.

5.2	Suspending the Rent

In the circumstances mentioned in clause 5.1 the Rent and the Service Charge or a fair proportion of the Rent and the Service Charge according to the nature and the extent of the damage sustained is to cease to be payable until the Building has been rebuilt or reinstated so as to render the Premises fit for occupation and use or until the end of three years from the destruction or damage whichever period is the shorter in accordance with the relevant provisions in the Superior Lease.

5.3	Termination

(a)	Notice to terminate

If the Premises are still not fit for the Tenant’s occupation and use at the end of three (3) years starting on the date of damage or destruction either the Landlord or the Tenant may by notice at the end of that period (“a notice to terminate following failure to reinstate”) implement the provisions of clause 5.3(b)

(b)	Termination following failure to reinstate

On service of a notice to terminate following failure to reinstate the Term is to cease absolutely (but without prejudice to any rights or remedies that may have accrued) and all money received in respect of the insurance effected by the Superior Landlord pursuant to this Lease is to belong to the Superior Landlord absolutely.

5.4	Tenant’s further insurance covenants

The Tenant covenants with the Landlord to observe and perform the requirements contained in clause 5.4.

(a)	Requirements of insurers

The Tenant must comply with all the requirements and recommendations of the insurers notified in writing to it by the Landlord or the Superior Landlord.

(b)	Policy avoidance and additional premiums

The Tenant must not do or omit anything that could cause any insurance policy on or in relation to the Building to become wholly or partly void or voidable or do or omit anything by which additional insurance premiums may become payable unless it has previously notified the Landlord and has agreed to pay the increased premium.

(c)	Fire-fighting equipment

The Tenant must keep the Premises supplied with appropriate fire fighting equipment and such specific fire fighting equipment as the insurers and the fire authority require and must maintain the equipment to the satisfaction of the insurers and the fire authority and in an efficient working order. As often as reasonably necessary the Tenant must have the fire fighting equipment inspected by a competent person.

(d)	Combustible materials

The Tenant must not store on the Premises or bring onto them anything of a specially combustible, inflammable or explosive nature and must comply with the requirements and recommendations of the fire authority and the reasonable requirements of the Landlord notified to the Tenant in writing as to fire precautions relating to the Premises.

(e)	Fire escapes, equipment and doors

The Tenant must not obstruct the access to any fire equipment or the means of escape from the Premises or lock any fire door while the Premises are occupied.

(f)	Notice of events affecting the policy

The Tenant must give immediate notice to the Landlord after becoming aware of any event that might affect any insurance policy on or relating to the Premises and of any event against which the Landlord may have insured under this Lease.

(g)	Other insurance

If at any time the Tenant is entitled to the benefit of any insurance of the Premises that is not effected or maintained in pursuant of any obligation contained in this Lease the Tenant must apply all money received by virtue of such insurance in making good the loss or damage in respect of which the money is received.

(h)	Copy Policy

The Landlord must use reasonable endeavours to produce to the Tenant on demand but not more than once in any year of the Term a copy of the insurance policy together with the policy schedule effected by the Superior Landlord pursuant to its obligations in the Superior Lease and use reasonable endeavours to procure from the Superior Landlord and provide to the Tenant reasonable evidence of the fact that the last premium has been paid

6.	The Guarantor’s Covenants

6.1	Nature and duration

The Guarantor’s covenants with the Landlord are given as sole or principal debtor or covenantor with the Landlord for the time being and with all its successors in title without the need for any express assignment and the Guarantor’s obligations to the Landlord will last throughout the Liability Period.

6.2	Payment of rent and performance of the Lease

The Tenant must pay the Lease Rents and VAT charged on them punctually and observe and perform the covenants and other terms of this Lease and if at any time during the Liability Period while the tenant is bound by the tenant’s covenants of this Lease the Tenant defaults in paying the Lease Rents or in observing or performing any of the covenants or other terms of this Lease then the Guarantor must pay the Lease Rents and observe or perform the covenants or terms in respect of which the Tenant is in default and make good to the Landlord on demand and indemnify the Landlord against all losses resulting from such non-payment, non-performance or non-observance notwithstanding:

(a)	any time or indulgence granted by the Landlord to the Tenant any neglect or forbearance of the Landlord in enforcing the payment of the Lease Rents or the observance or performance of the covenants or other terms of this Lease or any refusal by the Landlord to accept rent tendered by or on behalf of the Tenant at any time when the Landlord is entitled (or will after the service of a notice under the Law of Property Act 1925 section 146 be entitled) to re-enter the Premises;

(b)	that the terms of this Lease may have been varied by agreement between the Landlord and the Tenant;

(c)	that the Tenant has surrendered part of the Premises in which event the liability of the Guarantor under this Lease is to continue in respect of the part of the Premises not surrendered after making any necessary apportionments under the law of Property Act 1925 section 140; and

(d)	anything else by which but for this clause 6.2 the Guarantor would be released.

6.3	New lease following disclaimer

If at any time during the Liability Period while the Tenant is bound by the tenant covenants of this Lease any trustee in bankruptcy or liquidator of the Tenant disclaims this Lease the Guarantor must if so required by notice served by the Landlord within 60 days of the Landlord becoming aware of the disclaimer take from the Landlord forthwith a lease of the Premises for the residue of the Term as at the date of the disclaimer at the Rent then payable under this Lease and subject to the same covenants and terms as in this Lease – except that the Guarantor need not ensure that any other person is made a party to that lease as guarantor – the new lease to commence on the date of the disclaimer. The Guarantor must pay the reasonable costs of the new lease and VAT charged thereon save where such VAT is recoverable or available for set-off by the Landlord as input tax and execute and deliver to the Landlord a counterpart of the new lease.

6.4	Payments following disclaimer

If this Lease is disclaimed and the Landlord does not require the Guarantor to accept a new lease of the Premises in accordance with clause 6.2(b) the Guarantor must pay to the Landlord 14 days after written demand an amount equal to the Lease Rents for the period commencing with the date of the disclaimer and ending on whichever is the earlier of the date six months after the disclaimer the date if any upon which the Premises are relet and the end of the Term.

6.5	Guarantee of the Tenant’s liabilities under an authorised guarantee agreement

If at any time during the Liability Period while the Tenant is bound by an authorised guarantee agreement the Tenant makes any default in its obligations under that agreement the Guarantor must make good to the Landlord on demand and indemnify the Landlord against all Losses resulting from that default notwithstanding:

(a)	any time or indulgence granted by the Landlord to the Tenant or neglect or forbearance of the Landlord in enforcing the payment of any sum or the observance or performance of the covenants of the authorised guarantee agreement;

(b)	that the terms of the authorised guarantee agreement may have been varied by agreement between the Landlord and the Tenant; or

(c)	anything else by which but for this clause 6.5 the Guarantor would be released.

6.6	Severance

(a)	Severance of void provisions

Any provision of this clause 6 rendered void by virtue of the 1995 Act section 25 is to be severed from all remaining provisions and the remaining provisions are to be preserved.

(b)	Limitation of provisions

If any provision in this clause 6 extends beyond the limits permitted by the 1995 Act section 25 that provision is to be varied so as not to extend beyond those limits.

7.	Forfeiture

If and whenever during the Term:

7.1	the Lease Rents or any of them or any part of them or any VAT payable on them are outstanding for 21 days after becoming due whether formally demanded or not; or

7.2	the Tenant breaches any covenant or other term of this Lease; or

7.3	the Tenant being an individual having an interest in possession becomes bankrupt; or

7.4	the Tenant having an interest in possession being a company enters into liquidation whether compulsory or voluntary – but not if the liquidation is for amalgamation or reconstruction of a solvent company – or has a receiver appointed; or

7.5	the Tenant having an interest in possession enters into an arrangement for the benefit of his creditors; or

7.6	and where the Tenant is more than one person if and whenever any of the events referred to in this clause happens to any one or more of them the Landlord may at any time re-enter the Premises or any part of them in the name of the whole (even if any previous right of re-entry has been waived) and thereupon the Term is to cease absolutely but without prejudice to any rights or remedies that may have accrued to the Landlord against the Tenant or the Guarantor in respect of any breach of covenant or other term of this Lease including the breach in respect of which the re-entry is made.

8.	Miscellaneous

8.1	Exclusion of warranty as to use

Nothing in this Lease or in any consent granted by the Landlord under this Lease is to imply or warrant that the Premises may lawfully be used under the Planning Acts as offices.

8.2	Representations

The Tenant acknowledges that this Lease has not been entered into wholly or partly in reliance on any statement or representation made by or on behalf of the Landlord except any such statement or representation expressly set out in this Lease or made by the Landlord’s solicitors in any written response to enquiries raised by the Tenant’s solicitors in connection with the grant of this Lease.

8.3	Tenant’s property

If after the Tenant has vacated the Premises at the end of the Term any property of the Tenant remains in or on the Premises and it fails to remove it within 3 days of the end of the Term then the Landlord may sell that property as the agent of the Tenant. The Tenant must indemnify the Landlord against any liability incurred by the Landlord to any third party whose property is sold by it in the mistaken belief held in good faith (which is to be presumed unless the contrary is proved) that the property belonged to the Tenant. The Landlord may retain the proceeds of sale absolutely unless the Tenant claims them within two months of the date upon which it vacated the Premises. The Tenant must indemnify the Landlord against any damage occasioned to the Premises and any losses caused by or related to the presence of the property in or on the Premises.

8.4	Superior Landlord

(a)	If the Tenant does or proposes to do any matter or thing for which the consent or approval of the Superior Landlord is required, the Tenant will bear and indemnify the Landlord against the cost of obtaining such consent or approval and all incidental professional fees and disbursements.

(b)	The Landlord may, notwithstanding any provision to the contrary elsewhere in this Lease, withhold consent or approval in any matter where the Superior Landlord’s consent or approval is required, and the Landlord (having used its reasonable and proper endeavours) is unable to obtain it.

8.5	Notices

(a)	Form and service of notices

A notice under this Lease must be in writing and unless the receiving party or its authorised agent acknowledges receipt is valid if and only if:

(i)	it is given by hand, sent by first class prepaid post or special delivery or sent by fax provided a confirmatory copy is given by hand or sent by first class prepaid post or special delivery on the same day; and

(ii)	it is served:

(A)	where the party is the Tenant at the Premises; or

(B)	where the receiving party is a company incorporated within Great Britain at the registered office; or

(C)	where the receiving party is the Landlord or the Guarantor and that party is not such a company at that party’s address shown in this Lease or at any address specified in a notice given by that party to the other parties.

(b)	Deemed delivery

(i)	By registered post or recorded delivery

Unless it is returned through the Royal Mail undelivered a notice sent by first class post or special delivery is to be treated as served on the second working day after posting whenever and whether or not it is received.

(ii)	By fax

A notice sent by fax is to be treated as served on the day on which it is sent or the next working day where the fax is sent after 4pm or on a day that is not a working day whenever and whether or not it or the confirmatory copy is received unless (where the sender cannot otherwise reasonably establish that the faxed notice has been received) the confirmatory copy is returned through the Royal Mail undelivered.

(iii)	A working day

References to “a working day” are references to a day when the United Kingdom clearing banks open for business in the City of London.

(c)	Joint recipients

If the receiving party consists of more than one person a notice to one of them is notice to all.

8.6	Rights and easements

The operation of the Law of Property Act 1925 section 62 is excluded from this Lease and the only rights granted to the Tenant are those expressly set out in this Lease and the Tenant is not to be entitled to any other rights affecting any adjoining property of the Landlord.

8.7	Covenants relating to other parts of the Building

The Tenant is not to be entitled to the benefit of or the right to enforce or to prevent the release or modification of any covenant agreement or condition entered into by any tenant of the Landlord in respect of any other part of the Building.

8.8	Disputes with adjoining occupiers

If any dispute arises between the Tenant and the tenants or occupiers of any other parts of the Building in connection with the Premises and any of those other parts it is to be decided by the Surveyor acting as an independent expert or a dispute between the tenants of the second and third floors of the Building shall be determined by the Landlord.

8.9	Effect of waiver

Each of the Tenant’s covenants is to remain in full force both at law and in equity event if the Landlord has waived or released that covenant or waived or released any similar covenant affecting any adjoining property of the Landlord.

8.10	The perpetuity period

The perpetuity period applicable to this Lease is 80 years from the commencement of the Term and whenever in this Lease any party is granted a future interest it must vest within that period or be void for remoteness.

8.11	Exclusion of liability

The Landlord is not to be responsible to the Tenant or to anyone at the Premises or the Estate expressly or by implication with the Tenant’s authority for any accident happening or injury suffered or for any damage to or loss of any chattel sustained in the Premises or on the Estate.

8.12	New Lease

This lease is a new tenancy for the purposes of the 1995 Act section 1.

8.13	Contracts (Rights of Third Parties) Act 1999

Unless the right of enforcement is expressly provided herein it is not intended that a third party should have the right to enforce a provision of this Lease under the Contracts (Rights of Third Parties) Act 199.

9.	Security of tenure

9.1	Pursuant to section 38A(1) of the 1954 Act the Landlord and Tenant agree that the provisions of sections 24 to 28 (inclusive) of the 1954 Act shall be excluded in relation to the tenancy created by this Lease.

9.2	The Landlord and Tenant agree and declare that before the date of this Lease:

(a)	a notice in the form set out in Schedule 1 to the 2003 Order which applies to this Lease was served by the Landlord on the Tenant on the 16 day of October 2008 (the “Notice”); and

(b)	a statutory declaration was made by or on behalf of the Tenant on the 17 day of October 2008 in the form set out in Paragraph 8 of Schedule 2 to the 2003 Order (the “Declaration”).

9.3	Where the Declaration was made by a person other than the Tenant the Tenant confirms that the declarant was duly authorised by it to make the Declaration on its behalf.

9.4	The Landlord and the Tenant further agree and declare that the form of this Lease is in all material respects the same as that which was in their contemplation at the time of the service of the Notice.

10.	Agreement for Lease

There is no agreement for lease to which this Lease gives effect.

In witness whereof the parties hereto have executed this deed and delivered it on the date of this deed.

Schedule 1

The Premises

The expression “the Premises” includes:

1.	the floor and ceiling finishes but not any other part of the floor slabs and ceiling slabs that bound the Premises;

2.	the inner half severed medially of the internal non-loadbearing walls that divide the Premises from any other premises;

3.	the interior plaster and decorative finishes of all walls bounding the Premises;

4.	the doors doorframes door units windows window frames and window units at the Premises but excluding all such that are fitted into the exterior of the Building;

5.	all additions and improvements to the Premises;

6.	all the Landlords fixtures and fittings and fixtures of every kind that are from time to time in or on the Premises (whether originally fixed or fastened to or on the Premises or otherwise) except any fixtures installed by the Tenant or any predecessors in title that can be removed from the Premises without defacing them; and

7.	the Conduits exclusively sewing the Premises;

but excludes all structural parts of the Building including without limitation to the generality of the foregoing the roofs and the roof spaces the foundations and all external structural or loadbearing walls columns beams and supports and all doors door frames door units windows window frames and window units fitted into the exterior of the Building.

Schedule 2

The Rights Granted

1.	Right to part vehicles in the Parking Bays

The right to park five cars in the Parking Bays.

2.	Right to use the Common Parts and the access to the Basement Car Park

The right subject to reasonable interruption for repair (which the Landlord will keep to the minimum reasonably possible) alteration rebuilding or replacement for the Tenant and all persons expressly or by implication authorised by the Tenant in common with the Landlord and all other persons having a like right to use such parts of the Common Parts on foot only as are designed therefor for the purpose of gaining access to and egress from the Premises including the use of the lift in the Building and to use the Basement Car Park and the ramp and staircase leading to the Basement Car Park from Alwyne Road in cars and on foot as are necessary for the purpose of gaining vehicular access to and egress from the Parking Bays.

3.	Service Area

The right to use the service area shown edged brown on Plan 2 (hereinafter called “the Service Area”) for the delivery of goods to the Premises.

4.	Nameplates and signs

The right to maintain nameplates/signs in the ground floor reception area of the Building subject to the prior written approval of the Landlord of the position size and design thereof such approval not to be unreasonably withheld or delayed.

5.	Passage and running through the Adjoining Conduits

The right subject to temporary interruption for repair alteration or replacement (which the Landlord will keep to the minimum reasonably possible) to the free passage and running of all services and supplies through the appropriate Adjoining Conduits in common with the Landlord and all other persons having a like right.

6.	Support and protection

The right of support and protection for the benefit of the Premises that is now enjoyed from all other parts of the Building.

7.	Emergency Access

The right of access in case of emergency through any other parts of the Building.

8.	Aerials and Entry phone

The right to maintain TV aerials and satellite dishes upon the roof of the Building of a size and in a location to be approved by the Landlord (such approval not to be unreasonably withheld or delayed) and the right to use the entryphone systems in the Building.

Schedule 3

The Rights Reserved

1.	Passage and running through the Conduits

The right to the free and uninterrupted passage and running of all appropriate services or supplies from and to other parts of the Building or any adjoining property of the Landlord in and through the Conduits that may at any time be in over or under the Premises.

2.	Construction of Conduits

The right to construct and to maintain at any time any pipes sewers drains mains ducts conduits gutters watercourses wires cables laser optical fibres date or impulse transmission communication or reception systems channels flues and other necessary conducting media for the provision of services or supplies including any fixings louvres cowls and any other ancillary apparatus for the benefit of any other part of the Building or any of the Adjoining Property making good any damage caused to the Premises by the exercise of the right.

3.	Access

3.1	Access to inspect

The right at reasonable times on reasonable notice (except in emergency) to enter or in emergency to break into and enter the Premises:

(a)	to inspect the condition and the state of repair of the Premises;

(b)	to inspect clean connect with repair remove replace with others alter or execute any works whatever to or in connection with the conduits easements supplies or services referred to in paragraphs 3.1 and 3.2 of this schedule where this work cannot reasonably be undertaken without such access;

(c)	to view the state and condition of and repair and maintain the Building where such viewing or work would not otherwise be reasonably practicable;

(d)	to carry out work or do anything whatever that the Landlord is obliged to do under this Lease where such work cannot reasonably be undertaken without such access;

(e)	to take schedules or inventories of fixtures and other items to be yielded up at the end of the Term; and

(f)	to exercise any of the rights granted to the Landlord by this Lease;

but in each case subject to the conditions at clause 3.8 of the Lease.

4.	Scaffolding

The right to erect scaffolding for the minimum time reasonably practicable for any necessary purpose connected with or related to the Building even if it temporarily restricts access to or the use and enjoyment of the Premises.

5.	Support

The rights of light air support protection shelter and all other easements and rights at the date of this Lease belonging to or enjoyed by other parts of the Building.

6.	Right to erect new buildings

Full right and liberty at any time after the date of this Lease to erect any new buildings of any height on any other part of the Building in such manner as the Superior Landlord thinks fit but not so as to obstruct or affect the passage of light and air to the Premises.

7.	Emergency Access

The right in case of emergency of access for the Landlord and other tenants and occupiers of the Building through the Premises and to pass through the Premises to use the fire escape staircase.

Schedule 4

The Office Covenants

1.	Use

1.1	Use as offices

The Tenant must not use the Premises for any purpose other than as offices within Class B1 of the Schedule to the Town and Country Planning (Use Classes) Order 1987.

1.2	Cesser of business

The Tenant must not leave the Premises continuously unoccupied for more than one month without notifying the Landlord and providing such caretaking or security arrangements for the protection of the Premises as the Landlord reasonably requires and the insurers or underwriters require.

1.3	Noxious discharges

The Tenant must not discharge into any of the Conduits or the Adjoining Conduits any oil grease or other deleterious matter or any substance that might be or become a source of danger or injury to the drainage system.

1.4	Window cleaning

The Tenant must clean the inside of all windows and window frames in the Premises at least once every month.

1.5	Sound audible outside

The Tenant must not play or use in the Premises any musical instrument audio or other equipment or apparatus that produces sound that may be heard outside the Premises if the Landlord (acting reasonably) considers such sounds to be undesirable and gives notice to the Tenant to that effect.

2.	Ceiling and floor loading

2.1	Heavy items

The Tenant must not bring onto or permit to remain on the Premises any safes machinery goods or other articles that will or may strain or damage the Premises or any part of them.

2.2	Protection of ceilings

The Tenant must not without the consent of the Landlord (such consent not to be unreasonably withheld) suspend anything from any ceiling on the Premises.

2.3	Expert advice

If the Tenant applies for the Landlord’s consent under paragraph 2.2 of this schedule the Landlord may consult any engineer or other person in relation to the ceiling loading proposed by the Tenant and the Tenant must reply the reasonable and proper fees of the engineer or other person to the Landlord on demand.

3.	Retained Parts

3.1	Care of the Retained Parts

The Tenant must not cause the Retained Parts or any other land roads or pavements adjoining the Building to become untidy or dirty.

3.2	Display of goods outside

The Tenant must not display or deposit anything whatsoever outside the Premises for display or sale or for any other purpose or cause any obstruction of the Retained Parts.

4.	Machinery

Noisy machinery

The Tenant must not install or use in or on the Premises any machinery or apparatus that will cause noise or vibration that can be heard or felt in nearby premises or outside the Premises or that may cause structural damages save for usual office machinery.

5.	Standing vehicles

Except for cars parked in the Parking Bays the Tenant must not permit any vehicles belonging to it or its employees or any persons calling on the Premises expressly or by implication with its authority to stand on the Service Area or the Basement Car Park in any circumstances except when and for so long as they are actually loading or unloading goods and materials in the Service Area and provided that they do not cause congestion or inconvenience to any other user of the Service Area and must ensure that such persons do not permit any vehicle so to stand.

6.	Heating, cooling and ventilation

6.1	Interference prohibited

The Tenant must not do anything that interferes with the heating cooling ventilation or air-conditioning of the Retained Parts or that imposes an additional load on any heating cooling ventilation or air-conditioning plant and equipment in the Building without the consent of the Landlord not to be unreasonably withheld or delayed.

6.2	Operation of equipment

During the Service Hours the Tenant must operate the heating cooling ventilation and air-conditioning equipment in the Premises in accordance with the regulations made by the Landlord from time to time for that purpose to be notified in writing by the Landlord.

7.	Regulations

The Tenant must comply with all reasonable regulations made by the Superior Landlord or the Landlord from time to time for the management of the Building notified in writing provided that nothing in the regulations may purport to amend the terms of this lease and in the event of any inconsistency between the terms of this Lease and the regulations the terms of this Lease are to prevail.

8.	Nameplates or signs

Subject to the provisions of paragraph 4 in Schedule 2 before occupying the Premises for the purpose of its business at the commencement of the Term and following a permitted assignment or subletting the Tenant must provide the Landlord and the Superior Landlord with details of the information that it wishes to have displayed and must pay to the Superior Landlord on demand the reasonable and proper charges of the Superior Landlord for making and installing every such nameplate or sign.

Schedule 5

The Subjections

The matters contained or referred to in entries 1 and 4 of the Charges Register of title number SY227468 at HM Land Registry insofar as the same are still subsisting and capable of affecting the Premises.

Schedule 6

The Authorised Guarantee Agreement

This Guarantee is made the          day of         200

Between:

(1) (name of outgoing tenant) [of (address) (or as appropriate) the registered office of which is at (address)] [company registration number                 ] (the “Guarantor”); and

(2) (name of landlord [of (address) (or as appropriate) the registered office of which is at (address) [company registration number                 ] (the “Landlord”).

Now this deed witnesses as follows:

1.	Definitions and interpretation

For all purposes of this guarantee the terms defined in this clause have the meanings specified:

1.1	“the Assignee” means (insert name of incoming tenant).

1.2	“Lease” means the lease dated 200 and made between (1) (2) and (3) for a term of years commencing on 200 .

1.3	“Premises” means the parts of the [ ] floor of the Building situate at and known as Melbury House, 49-57 Wimbledon Hill Road, Wimbledon, London SW19 as more particularly described in and demised by the Lease.

1.4	“Liability Period” means the period during which the Assignee is bound by the tenant covenants of the Lease.

1.5	Terms from the Landlord and Tenant (Covenants) Act 1995

The expressions “Authorised Guarantee Agreement” and “tenant covenants” have the same meaning in this guarantee as in the Landlord and Tenant (Covenants) Act 1995 section 28(1).

1.6	References to clauses

Any reference in this deed to a clause without further designation is to be constructed as a reference to the clause of this deed so numbered.

2.	Recitals

2.1	Consent required

By clause 3.9 of the Lease the Landlord’s consent to an assignment of the Lease is required.

2.2	Agreement to consent

The Landlord has agreed to give consent to the assignment on condition that the Guarantor enters into this guarantee.

2.3	Effective time

This guarantee takes effect only when the Lease is assigned to the Assignee.

3.	Guarantor’s Covenants

In consideration of the Landlord’s consent to the assignment the Guarantor covenants with the Landlord and without the need for any express assignment with all his successors in title as set out in this clause 3.

3.1	Payment and performance

The Assignee must punctually pay the rents reserved by the Lease and perform the covenants and other terms of it throughout the Liability period and if at any time during the Liability period the Assignee defaults in paying the rents or in observing or performing any of the covenants or other terms of the Lease the Guarantor must pay the rents and observe or perform the covenants or terms in respect of which the Assignee is in default and make good to the Landlord on demand and indemnify the Landlord against all losses damages costs and expenses resulting from such non-payment non-performance or non-observance notwithstanding:

(a)	any time or indulgence granted by the Landlord to the Assignee or any neglect or forbearance of the Landlord in enforcing the payment of the rents or the observance or performance of the covenants or other terms of the Lease or any refusal by the landlord to accept rents tendered by or on behalf of the Assignee at a time when the Landlord is entitled or will after the service of a notice under the Law of Property Act 1925 section 146 be entitled to re-enter the Premises;

(b)	that the terms of the Lease may have been varied by agreement between the parties;

(c)	that the Assignee has surrendered part of the Premises in which event the liability of the Guarantor under the Lease is to continue in respect of the part of the Premises not surrendered after making any necessary apportionments under the Law of Property Act 1925 section 140; and

(d)	anything else by which but for this clause 3.1 the Guarantor would have been released.

3.2	New lease following disclaimer

if during the Liability Period any trustee in bankruptcy or liquidator of the Assignee disclaims the Lease the Guarantor must if required by notice served by the Landlord within 60 days of the Landlord becoming aware of the disclaimer take from the landlord forthwith a lease of the Premises for the residue of the contractual term of the Lease as at the date of the disclaimer at the rent then being paid under the Lease and subject to the same covenants and terms as in the Lease – except that the Guarantor need not ensure that any other person is made a party to that lease as guarantor – the new lease to commence on the date of the disclaimer. The Guarantor must pay the costs of the new lease and execute and deliver to the Landlord a counterpart of it.

3.3	Payments following disclaimer

If during the Liability Period the Lease is disclaimed and for any reason the Landlord does not require the Guarantor to accept a new lease of the Premises in accordance with paragraph 3.2 of this schedule the Guarantor must pay to the Landlord on demand an amount equal to the rents reserved by the Lease for the period commencing with the date of the disclaimer and ending on whichever is the earlier of the date six months after the disclaimer and the end of the contractual term of the Lease.

4.	Landlord’s covenant

The Landlord covenants with the Guarantor that he will notify the Guarantor in writing within 14 days of being informed of the facts bringing the Liability Period to an end.

5.	Severance

5.1	Severance of void provisions

Any provision of this deed rendered void by virtue of the Landlord and Tenant (Covenants) Act 1995 section 25 is to be severed from all remaining provisions and the remaining provisions are to be preserved.

5.2	Limitation of provisions

If any provision of this deed extends beyond the limits permitted by the Landlord and Tenant (Covenants) Act 1995 section 25 that provision is to be varied so as not to extend beyond those limits.

In witness whereof the parties hereto have executed this Deed and delivered it on the date of this deed.

Schedule 1 of the Regulatory

Reform (Business Tenancies)

(England and Wales) Order 2003

LANDLORD AND TENANT ACT 1954

Form of Notice that Sections 24 to 28 of the Landlord and Tenant Act 1954 are not to Apply to a Business Tenancy

(1) Insert name and address of tenant.	To (1) Streetcar Limited Park House, 8 Lombard Road, London SW19 3TZ

(2) Insert name and address of landlord.	From (2) Scottish & Newcastle (UK) Limited 2-4 Broadway Park, South Gyle, Broadway, Edinburgh EH12 9JZ

IMPORTANT NOTICE FOR TENANT

You are being offered a lease without security of tenure. Do not commit yourself to the lease unless you have read this message carefully and have discussed it with a professional adviser.

Business tenants normally have security of tenure - the right to stay in their business premises when the lease ends.

lf you commit yourself to the lease you will be giving up these important legal rights.

•	You will have no right to stay in the premises when the lease ends.

•	Unless the landlord chooses to offer you another lease, you will need to leave the premises.

•	You will be unable to claim compensation for the loss of your business premises, unless the lease specifically gives you this right.

•	lf the landlord offers you another lease, you will have no right to ask the court to fix the rent.

It is therefore important to get professional advice - from a qualified surveyor, lawyer or accountant - before agreeing to give up these rights.

lf you want to ensure that you can stay in the same business premises when the lease ends, you should consult your adviser about another form of lease that does not exclude the protection of the Landlord and Tenant Act 1954.

lf you receive this notice at least 14 days before committing yourself to the lease, you will need to sign a simple declaration that you have received this notice and have accepted its consequences, before signing the lease.

But if you do not receive at least 14 days notice, you will need to sign a “statutory” declaration. To do so, you will need to visit an independent solicitor (or someone else empowered to administer oaths.

Unless there is a special reason for committing yourself to the lease sooner, you may want to ask the landlord to let you have at least 14 days to consider whether you wish to give up your statutory rights. lf you then decided to go ahead with the agreement to exclude the protection of the Landlord and Tenant Act 1954, you would only need to make a simple declaration, and so you would not need to make a separate visit to an independent solicitor.

Oyez 7 Spa Road, London SE16 3QQ		6. 2004 (amended)
Landlord and Tenant 35